As filed with the Securities and Exchange Commission on June 26, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED HAT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1364380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1801 Varsity Drive

Raleigh, North Carolina 27606

(919) 754-3700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. Cunningham

General Counsel

1801 Varsity Drive

Raleigh, North Carolina 27606

(919) 754-3700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mark G. Borden

Peter N. Handrinos

WilmerHale

60 State Street

Boston, MA 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common Stock, $0.0001 par value per share	6,669,898	$25.48	$169,949,002	$18,185

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq National Market on June 20, 2006.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, the Registration Fee is being offset with $18,185 previously paid upon filing Registration Statement No. 333-135272, which was filed on June 23, 2006, with no sales of securities having been made thereunder. In accordance, such unutilized filing fee may be applied to this filing fee payable pursuant to this registration statement.

PROSPECTUS

RED HAT, INC.

6,669,898 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of common stock previously issued by Red Hat, Inc. to the former holders of capital stock, warrants and vested options of JBoss, Inc. in connection with our acquisition of that company.

We will not receive any proceeds from the sale of the shares offered by this prospectus.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The Nasdaq National Market under the symbol “RHAT.” On June 22, 2006, the closing sale price of our common stock on Nasdaq was $26.14 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2006.

In this prospectus, unless the context otherwise requires, references to “Red Hat,” “we,” “us,” and “our” refer to Red Hat, Inc. and its subsidiaries. Red Hat® is our registered trademark. All other trademarks or trade names referred to in this prospectus or in the documents that we incorporate by reference into this prospectus are the property of their respective owners.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

RED HAT, INC.

We are a global leader in providing open source software solutions to the enterprise. We are also the market leader in providing enterprise-ready open source operating system platforms and middleware. We apply our technology leadership to create our enterprise operating platform, Red Hat Enterprise Linux (“RHEL”) and infrastructure technology solutions, based on open source technology. Our enterprise solutions meet the functionality requirements and performance demands of the large enterprise and third-party computer hardware and software applications that are critical to the large enterprise.

Our principal executive offices are located at 1801 Varsity Drive, Raleigh, North Carolina 27606, our telephone number at that address is (919) 754-3700 and our Internet address is www.redhat.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

THE OFFERING

Common Stock offered by selling stockholders	6,669,898 shares
Use of proceeds	Red Hat will not receive any proceeds from the sale of shares in this offering
Nasdaq National Market symbol	RHAT

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

If we fail to continue to establish and maintain strategic distribution and other collaborative relationships with industry-leading companies, we may not be able to attract and retain a larger customer base.

Our success depends in part on our ability to continue to establish and maintain strategic distribution and other collaborative relationships with industry-leading hardware manufacturers, distributors, software vendors and enterprise solutions providers such as Dell, Hewlett-Packard, IBM, Sun, Oracle, Fujitsu and others. These relationships allow us to offer our products and services to a much larger customer base than we would otherwise be able to through our direct sales and marketing efforts. We may not be able to maintain these relationships or replace them on attractive terms. In addition, our existing strategic relationships do not, and any future strategic relationships may not, afford us any exclusive marketing or distribution rights. As a result, many of the companies with which we have strategic alliances pursue alternative technologies and develop alternative products and services in addition to or in lieu of our products and services, either on their own or in collaboration with others, including our competitors. Moreover, we cannot guarantee that the companies with which we have strategic relationships will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing, and technical support.

We have entered into and may continue to enter into or seek to enter into business combinations and acquisitions, which may be difficult to complete, integrate, disrupt our business, dilute stockholder value or divert management attention.

As part of our business strategy, we have in the past and, in the future, may enter into business combinations and acquisitions. We have limited experience in making acquisitions, and acquisitions present significant challenges and risks, including:

•	The difficulty of integrating the operations, systems and personnel of the acquired companies;

•	The difficulty of gathering full information regarding the target business prior to the acquisition;

•	The maintenance of acceptable standards, controls, procedures and policies;

•	The potential disruption of our ongoing business and distraction of management;

•	The impairment of relationships with employees and customers as a result of any integration of new management and other personnel;

•	The inability to maintain a relationship with customers of the acquired business;

•	Challenges in maintaining good and effective relations with existing business partners or of those of the acquired business, including as a result of the changes in the competitive landscape effected by the acquisition;

•	The difficulty of incorporating acquired technology and rights into our products and services and of maintaining quality standards consistent with the Red Hat brand;

•	The potential failure to achieve the expected benefits of the combination or acquisition;

•	Expenses related to the acquisition;

•	Potential unknown liabilities associated with the acquired businesses; and

•	Unanticipated expenses related to acquired technology and its integration into existing technology.

There can be no assurance that we will manage these challenges and risks successfully. Moreover, if we are not successful in completing acquisitions that we have or may pursue, our business may be adversely affected, and we may incur substantial expenses and divert significant management time and resources. In addition, in pursuing such acquisitions, we could use substantial portions of our available cash as all or a portion of the purchase price. We could also issue additional securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution, or we may incur substantial debt. Any acquisition may not generate additional revenue or profit for us, which may adversely affect our operating results.

If we fail to effectively manage our growth, our operations and financial results could be adversely affected.

We have expanded our operations rapidly in recent years. For example, our total revenues increased from approximately $196.5 million for the year ended February 28, 2005 to approximately $278.3 million for the year ended February 28, 2006. Moreover, the total number of our employees increased significantly over that year. In addition, we continue to explore ways to extend our product and service offerings, and geographic reach. Our growth has placed and will likely continue to place a strain on our management systems, information systems, resources and internal controls. Our ability to successfully offer products and services and implement our business plan requires adequate information systems and resources and oversight from our senior management. As we grow, we must also continue to hire, train, supervise and manage new employees. As we grow and expand globally, controls and oversight functions will become more complex and distributed and may in part be outsourced. We may not be able to adequately screen and hire or adequately train, supervise and manage sufficient personnel or develop management, or effectively manage and develop our controls and oversight functions and information systems to adequately manage our expansion effectively. If we are unable to adequately manage our growth and expansion, our operations and financial results could be materially adversely affected.

We rely, to a significant degree, on an indirect sales channel for distribution of our products and services, and disruption of any part of this channel could adversely affect the sales of our products.

We use a variety of different distribution methods to sell our products and services, including indirect channel partners, such as third party OEMs, resellers and distributors. A number of these partners in turn distribute via their own networks of channel partners (e.g., distributors and resellers), with whom we have no direct relationship. We rely, to a significant degree, on our channel partners to, among other activities, select, screen and maintain relationships with our distribution network and for the distribution of our products and services in a manner that is consistent with Red Hat’s quality standards. Our indirect distribution channel could be affected by disruptions in the relationships of and with our channel partners and their networks, including their customers or suppliers. We cannot guarantee that our channel partners will market our products effectively. Disruptions in our distribution channel or poor marketing support by channel partners could lead to decreased sales or slower than expected growth.

We may not be able to continue to attract capable management personnel

Our ability to retain key management personnel or hire capable new management personnel as we grow may be challenged to the extent the technology sector performs well and/or if companies with more generous compensation packages or greater perceived growth opportunities compete for the same personnel. In addition, historically we have used stock options as a key component of our compensation packages. Changes in the accounting for equity compensation, including stock options, could adversely affect our earnings or force us to use more cash compensation to attract and retain capable personnel. Volatility in the stock market may reduce the value of our equity awards to the recipient. Such events, or if we are unable to secure shareholder approval for increases in the number of shares eligible for equity compensation grants, could adversely affect our ability to successfully attract and retain key management personnel.

We depend on our key personnel that we employ.

Our future success depends on the continued services of a number of key officers and employees. The loss of the technical knowledge and industry expertise of any of these individuals could seriously impede our success. Moreover, the loss of these individuals, particularly to a competitor, and any resulting loss of customers could reduce our market share and diminish the Red Hat brand and adversely affect our business or stock price.

Our CEO and other key employees have become, or will soon become vested in a significant amount of their equity compensation awards. Employees may be more likely to leave us after a significant portion of their equity compensation awards fully vest, especially if the shares underlying the options have significantly appreciated in value. If we do not succeed in retaining and motivating our existing CEO and key employees and attracting new key personnel, our business, its financial performance and our stock price may decline.

Our subscription-based contract model may encounter customer resistance.

The subscription agreement used for many of our products, including Enterprise Linux, requires customers to agree to a subscription for our services for each installed system on which they deploy our subscription based products. At the same time, the subscription agreement places no restriction on the customer’s right to redistribute the products. While we believe this practice complies with the requirements of the GNU General Public License and GNU Lesser General Public License, and while we have reviewed this practice with the Free Software Foundation, the organization that maintains and provides interpretations of the GNU General Public License and the GNU Lesser General Public License, we may still encounter customer resistance to this distribution model. To the extent we are unsuccessful in promoting or defending this distribution model, our business and operating results could be materially and adversely affected.

If our current and future customers do not renew their subscription agreements with us, our revenue and operating results may be adversely impacted.

Our customers may not renew their subscriptions for our service after the expiration of their subscription agreements and in fact, some customers elect not to do so. In addition, our customers may opt for a lower priced edition of our service or for fewer subscriptions. We have limited historical data with respect to rates of customer subscription renewals, so we cannot accurately predict customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our service and their ability to continue their operations and spending levels. If we experience a decline in the renewal rates for our customers or they opt for lower priced editions of our offerings or fewer subscriptions, our revenue and operating results may be adversely impacted.

If open source software programmers, most of whom we do not employ, do not continue to develop and enhance open source technologies, we may be unable to develop new products or adequately enhance our existing products.

We rely to a significant degree on several largely informal communities of independent open source software programmers to develop and enhance our products. For example, Linus Torvalds, a prominent open source software developer, and a relatively small group of software engineers, many of whom are not employed by us, are primarily responsible for the development and evolution of the Linux kernel, which is the heart of the Enterprise Linux operating system. If these groups of programmers fail to adequately further develop and enhance open source technologies, we would have to rely on other parties to develop and enhance our products or we would need to develop and enhance our products with our own resources. We cannot predict whether further developments and enhancements to these technologies would be available from reliable alternative sources. In either event, our development expenses could be increased and our product release and upgrade schedules could be delayed. Moreover, if third party software programmers fail to adequately further develop and enhance open source technologies, the development and adoption of these technologies could be stifled and our products could become less competitive.

If third-party enterprise software application providers do not continue to make their applications compatible with our Linux-based operating system offerings, our software will cease to be competitive.

Our products will not be competitive unless enterprise software applications are compatible with our Linux-based operating system offerings. We intend to encourage the development of additional applications that operate on both current and new versions of our Linux-based operating systems by, among other means, attracting third-party developers to the Linux platform, providing open source tools to create these applications and maintaining our existing developer relationships through marketing and technical support. If we are not successful in achieving these goals, however, our products will not be competitive and our sales growth will be adversely affected.

We may be unable to predict the future course of open source technology development, which could reduce the market appeal of our products and damage our reputation.

We do not exercise control over many aspects of the development of open source technology. Different groups of open source software programmers compete with one another to develop new technology. Typically, the technology developed by one group will become more widely used than that developed by others. If we acquire or adopt new technology and incorporate it into our products but competing technology becomes more widely used or accepted, the market appeal of our products may be reduced and that could harm our reputation, diminish the Red Hat brand and result in decreased revenue.

Because of characteristics of open source software, there are few technology barriers to entry in the open source market by new competitors and it may be relatively easy for new competitors with greater resources than we have to enter our markets and compete with us.

One of the characteristics of open source software is that anyone can modify the existing software or develop new software that competes with existing open source software. Such competition can develop without the degree of overhead and lead time required by traditional proprietary software companies. It is possible for new competitors with greater resources than ours to develop their own open source solutions, potentially reducing the demand for our solutions. In addition, some competitors make their open source software available for free download and use on an ad hoc basis or may position their open source software as a loss leader. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business.

Our continued success depends on our ability to adapt to a rapidly changing industry as well as maintaining a strong brand. Investment in new business strategies and initiatives could disrupt the Company’s ongoing business and may present risks not originally contemplated.

We must continue to invest significant resources in research and development in order to enhance our existing products and services and introduce new high-quality products and services and technology infrastructure. If we are unable to ensure that our users and customers have a high quality experience with our products and services, then they may become dissatisfied and move to competitors’ products and services. In addition, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose customers.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. In addition, the widespread adoption of other technological changes could require substantial expenditures to modify or adapt our services or infrastructure. Moreover, we believe that our continued success depends on our investing in new business strategies or initiatives that complement the Company’s strategic direction and product road map. Such endeavors may involve significant risks and uncertainties, including distraction of management’s attention away from other business operations; insufficient revenue generation to offset liabilities and expenses undertaken with such strategies and initiatives. Because these endeavors may be inherently risky, no assurance can be given that such endeavors will not materially adversely affect the Company’s business, operating results or financial condition.

Security and privacy breaches may expose us to liability and cause us to lose clients.

Our security and testing measures may not prevent security breaches that could harm our business. For example, a significant number of our users provide us with credit card and other confidential information and authorize us to bill their credit card accounts directly for our products and services. Typically, we rely on encryption and authentication technology licensed from third parties to enhance transmission security of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by us to protect customer data. Any compromise of our security could harm our reputation or financial condition and, therefore, our business. In addition, a party who is able to circumvent our security measures could, among other effects, misappropriate proprietary information, cause interruptions in our operations or expose customers to computer viruses or other disruptions. Actual or perceived vulnerabilities may lead to claims against us. While our customer agreements typically contain provisions that seek to limit our liability, there is no assurance these provisions will be enforceable and effective under applicable law.

We are vulnerable to system failures, which could harm our business.

We rely on our technology infrastructure to, among other functions, sell our products and services, support our partners and to fulfill orders. Our systems are vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks and other events. A significant number of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Our systems are also subject to break-ins, sabotage and intentional acts of vandalism by internal employees and contractors as well as third parties. Despite any precautions we may take, such problems could result in interruptions in our services, which could harm our reputation and financial condition. We do not carry business interruption insurance sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures.

Any interruption in the availability of our websites would create a large volume of user questions and complaints that would need to be addressed by our customer support personnel rather than by self-help over our website. If our customer support personnel cannot meet this demand, customer satisfaction levels may fall, which in turn could cause additional claims or reduced revenues.

RISKS RELATED TO LEGAL UNCERTAINTY

If our products are found to infringe third-party intellectual property rights, we could be required to redesign our products, replace components of our products or enter into license agreements with third parties.

We have committed to our subscription customers that if any portion of our enterprise products are found to infringe any third party intellectual property rights we will, at our expense and option: (i) obtain the right for the customer to continue to use the product consistent with their subscription agreement with us; (ii) modify the product so that it is non-infringing; or (iii) replace the infringing component with a non-infringing component. Although we cannot predict whether we will need to satisfy this commitment, satisfying the commitment could be costly and time consuming and could materially and adversely affect our financial results. In addition, our insurance policies may not adequately cover our exposure to this type of claim.

Moreover, from time to time, we indemnify customers against certain claims that our products infringe upon the intellectual property rights of others. In the event that claims for indemnification are brought for intellectual property infringement, we could incur significant expense reimbursing customers for their legal costs and, in the event those claims are successful, for damages.

We are vulnerable to claims that our products infringe third-party intellectual property rights because our products are comprised of software components, many of which are developed by numerous independent parties, and an adverse legal decision affecting our intellectual property could materially harm our business.

We are vulnerable to claims that our products infringe third-party intellectual property rights including patent, copyright and trade secrets because our products are comprised of software components, many of which are developed by numerous independent parties. Moreover, because the scope of software patent protection is often not well defined, patent applications in the United States are not publicly disclosed at the time of filing, and the number of software parents that are issued each year is significant and growing, we may be unable to assess the relevance of patents to our products, or take appropriate responsive action, in a timely or economic manner. We expect that our products could increasingly be subject to intellectual property infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Defending patent infringement, copyright infringement and/or trade secret claims, even claims without significant merit, can be expensive. An adverse legal decision regarding the intellectual property in and to our technology and other offerings could harm our business and may do so materially.

In addition, SCO Group, Inc. (“SCO”) has publicly alleged that certain Linux kernels contain unauthorized UNIX code or derivative works. As noted below, SCO has also filed suit against IBM based on allegations including that certain Linux kernels wrongfully include SCO’s intellectual property. Uncertainty concerning SCO’s allegations, regardless of their merit, could adversely affect sales of our products. If SCO were to prevail in this or other actions related to their claims regarding Linux, our business could be materially and adversely affected.

We could be prevented from selling or developing our software if the GNU General Public License and similar licenses under which our products are developed and licensed are not enforceable.

A number of our offerings, including RHEL, have been developed and licensed under the GNU General Public License and similar open source licenses. These licenses state that any program licensed under them may be liberally copied, modified and distributed. The GNU General Public License is a subject of litigation in the case of The SCO Group, Inc. v. International Business Machines Corp., pending in the United States District Court for the District of Utah. It is possible that a court would hold these licenses to be unenforceable in that litigation or that someone could assert a claim for proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that open source components of our product offerings, may not be liberally copied, modified or distributed, would have the effect of preventing us from selling or developing all or a portion of our products.

Our products may contain defects that may be costly to correct, delay market acceptance of our products and expose us to litigation.

Despite our testing procedures, errors have been and will continue to be found in our products after commencement of commercial shipments. This risk is exacerbated by the fact that much of the code in our products is developed by independent parties over whom we exercise no supervision or control. If errors are discovered, we may have to make significant expenditures of capital to eliminate them and may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation and our ability to convince commercial users of the benefits of Linux-based operating systems and other open source software products.

In addition, failures in our products could cause system or other failures for our customers who may assert warranty and other claims for substantial damages against us. Although our license agreements with our customers often contain provisions which seek to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. In addition, our insurance policies may not adequately limit our exposure to this type of claim. These claims, even if unsuccessful, could be costly and time consuming to defend and could materially harm our business.

Our efforts to protect our trademarks may not be adequate to prevent third parties from misappropriating our intellectual property rights in our trademarks.

Our most valuable intellectual property is our collection of trademarks. The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to protect, and deter misappropriation of, our trademark rights. Although we do not believe that we have suffered material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights in a timely manner. We have registered some of our trademarks in the Americas, Europe, Asia and Australia and have other trademark applications pending in each of those regions. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy the Red Hat brand and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

In connection with our restatement of historical financial statements, class action lawsuits have been filed against us and additional lawsuits may be filed.

Following our announcement in July 2004 of our intention to restate certain historical financial statements, 14 class action lawsuits were commenced against us and certain of our current and former directors and officers, by or on behalf of persons claiming to be our stockholders and persons claiming to have purchased or otherwise acquired our securities at specified dates beginning as early as June 19, 2001 and continuing through July 13, 2004. The 14 class action lawsuits have since been consolidated into a single lawsuit. Additional lawsuits or legal proceedings may be commenced against us. Regardless of the outcome, it is likely that we will incur substantial defense costs and these matters may cause a diversion of our management’s time and attention. If we do not prevail in these matters, we could be required to pay substantial damages or settlement costs, which could have a material adverse affect on our financial condition or results of operations. We are unable at this time to assess the validity of the claims or estimate the possible range of damages that might be incurred as a result of the lawsuits. We have not yet established any financial reserves relating to any of these lawsuits.

We may suffer material adverse consequences if we are deemed to be an investment company and may incur significant costs to avoid investment company status.

We may be deemed to be an investment company under the Investment Company Act of 1940 (the “1940 Act”), if we own investment securities with a value of exceeding 40% of our total assets, unless a particular exclusion or safe harbor provision applies. A large portion of our assets has been invested in investment grade interest-bearing securities, many of which constitute “investment securities” under the 1940 Act. As of February 28, 2006, our “investment securities” exceeded 40% of our total assets. We believe that we are otherwise excluded from the definition of investment company and the registration requirements of the 1940 Act, but, absent an exemptive order from the SEC, this result cannot be assured. Investment companies are subject to registration under the 1940 Act and compliance with a variety of restrictions and requirements imposed under the 1940 Act. If we were to be deemed an investment company, we would become subject to these restrictions and requirements of the 1940 Act and the consequences of having been an investment company without registering there under, could have a material adverse impact on our business.

In addition, we may incur significant costs to avoid or eliminate investment company status if an exclusion from the 1940 Act were to be considered unavailable to use at a time when the value of our investments that constitute “investment securities” exceeds 40% of our total assets. If we were required to change the allocation of our assets to reduce our ownership of securities that constitute “investment securities,” and acquire non-investment security assets, this could result in transaction costs, the realization of losses on investment securities sold, and or a reduction in the rate of return on our liquid assets.

Our business is subject to a variety of US and international laws regarding data protection.

Our business is subject to federal, state and international laws regarding privacy and protection of user data. We post, on our website, our privacy policies and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policies or other federal, state or international privacy-related or data protection laws and regulations could result in proceedings against us by governmental entities or others which could potentially have an adverse effect on our business, results of operations and financial condition

It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines and penalties, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business. Compliance with these regulations may involve significant costs or require changes in business practices that result in reduced revenue. Noncompliance could result in penalties being imposed on us or orders that we cease conducting the noncompliant activity.

RISKS RELATED TO FINANCIAL UNCERTAINTY

You should not rely on our quarterly results of operations as an indication of our future results.

Due to the unpredictability of the technology spending environment, our revenue and operating results have fluctuated and may continue to fluctuate. We base our current and projected future expense levels, in part, on our estimates of future revenue. Our expenses are, to a large extent, fixed in the short term. We may not be able to adjust our spending quickly enough to protect our projected operating results for a quarter if our revenue in that quarter falls short of our expectations. If, among other considerations, our future operating results fall below expectations of securities analysts or investors or we are unable to increase or maintain profitability, the market price of our common stock may decline.

Our stock price has been volatile historically and may continue to be volatile. Further, the sale of our common stock by significant stockholders may cause the price of our common stock to decrease.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, announcements relating to strategic decisions, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

In addition, several of our stockholders own significant portions of our common stock. If these stockholders were to sell all or a portion of their holdings of our common stock, then the market price of our common stock could be negatively impacted. The effect of such sales, or of significant portions of our stock being offered or made available for sale, could result in strong downward pressure on our stock price. Investors should be aware that they could experience significant short-term volatility in our stock if such stockholders decide to sell all or a portion of their holdings of our common stock at once or within a short period of time.

We may lack the financial and operational resources needed to increase our market share and compete effectively.

In the market for operating systems and applications, we face significant competition from larger companies with greater financial resources and name recognition than we have. Competitors, which offer hardware-independent multi-user operating systems for Intel platforms and/or Linux and UNIX-based operating systems, include Microsoft, Novell, IBM, Sun and HP. We may lack the financial and operational resources needed to compete successfully with our current competitors as well as potential new competitors. Moreover, we compete in certain areas with our strategic partners and potential strategic partners, and this may adversely impact our relationship with an individual partner or a number of partners. Competitive pressures could affect prices or demand for our products and services, resulting in reduced profit margins and loss of market opportunity. We may have to lower the prices of our products and services to stay competitive, which could affect our margins and financial condition. In addition, if our pricing and other factors are not sufficiently competitive, we may lose market share. Industry consolidation may also effect competition by creating larger and potentially stronger competitors in the markets in which we compete, which may have an adverse effect on our business.

In the market for services offerings, we face significant competition from larger companies, including those that currently provide service and training related to the Linux operating system as well as other operating systems, particularly UNIX-based operating systems, due to the fact that Linux-and UNIX-based operating systems share many common features. These larger companies, including IBM, Novell and HP, may be able to leverage their existing service organizations and provide higher levels of consulting and training on a more cost-effective basis than we can. We may not be able to compete successfully with our current or potential competitors.

We may not be able to meet the financial and operational challenges that we will encounter as our international operations, which represented 32.7% of our total revenue for the year ended February 28, 2006, continue to expand.

Our international operations accounted for 32.7% of total revenue for the year ended February 28, 2006. As we expand our international operations, we may have difficulty managing and administering a globally-dispersed business and we may need to expend additional funds to, among other activities, reorganize our sales force and technical support services team, outsource general and administrative functions, staff key management positions, obtain additional informational technology infrastructure and successfully localize software products for a significant number of international markets, which may negatively affect our operating results. Additional challenges associated with the conduct of our business overseas that may negatively affect our operating results include:

•	Fluctuations in exchange rates;

•	Longer payment cycles and less financial stability of customers;

•	Compliance with a wide variety of foreign laws;

•	Difficulty selecting and monitoring channel partners outside of the United States;

•	Difficulty protecting our intellectual property rights overseas, due among other reasons, to the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;

•	Difficulty maintaining quality standards in local activities consistent with the Red Hat brand;

•	Export controls and times of crisis could prevent us from shipping our products into and out of certain markets;

•	Changes in import/export duties, quotas or other trade barriers could affect the competitive pricing of our products and service and reduce our market share in some countries; and

•	Economic or political instability or terrorist acts in some international markets could result in the loss or forfeiture of some foreign assets and the loss of sums spent developing and marketing those assets.

Moreover, in many foreign countries, particularly in certain developing economies, it is not uncommon to engage in business practices that are prohibited by regulations applicable to us, such as the Foreign Corrupt Practices Act and similar laws. Although we have policies and procedures designed to promote compliance with these laws, our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, may take actions in violation of our policies and procedures. Any such violation, even if prohibited by our policies and procedures, could have a material adverse effect on our business. Any failure by us to effectively manage the challenges associated with the international expansion of our operations could adversely affect our business, operating results and financial condition.

Because we recognize revenue from subscriptions for our service over the term of the subscription, downturns or upturns in sales may not be immediately reflected in our operating results.

We generally recognize subscription revenue from customers ratably over the term of their subscription agreements, which are typically 12 to 36 months. As a result, much of the revenue we report in each quarter is deferred revenue from subscription agreements entered into during previous quarters. Consequently, a decline in subscriptions in any one quarter will not necessarily be fully reflected in the revenue in that quarter and will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect these reduced revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our service may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

If our goodwill or amortizable intangible assets become impaired we may be required to record a significant charge to earnings.

Under generally accepted accounting principles, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization, future cash flows, and slower growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined resulting in an adverse impact on our results of operations.

We may be exposed to potential risks if we do not have an effective system of disclosure controls or internal controls or fail on an on-going basis to properly address Section 404 of Sarbanes-Oxley.

We must comply, on an on-going basis, with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), including those provisions that establish the requirements for both management and auditors of public companies with respect to reporting on internal control over financial reporting. These requirements first became applicable to the Company on February 28, 2005. We cannot be certain that measures we have taken, and will take, will be sufficient or timely completed to meet the Section 404 requirements on an on-going basis, or that we will be able to implement and maintain adequate disclosure controls and controls over our financial processes and reporting in the future, particularly in light of our rapid growth, international expansion and changes in our products and services, which are expected to result in on-going changes to our control systems and areas of potential risk.

If we fail to maintain an effective system of disclosure controls or internal control over financial reporting, including satisfaction of the requirements of Section 404 of SOX, we may not be able to accurately or timely report on our financial results or adequately identify and reduce fraud. As a result, the financial position of our business could be harmed; current and potential future shareholders could lose confidence in the Company and/or our reported financial results, which may cause a negative effect on our trading price; and we could be exposed to litigation or regulatory proceedings, which may be costly or divert management attention.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any of the proceeds from the resale of the shares from time to time by such holders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of JBoss, Inc. on June 2, 2006. The following table sets forth, to our knowledge, certain information about the selling stockholders as of June 2, 2006.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after June 2, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder (1)		Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
		Number	Percentage		Number	Percentage
Accel VIII L.P. (3)		347,314	*	347,314	—	—
Accel Internet Fund IV L.P. (4)		77,181	*	77,181	—	—
Accel Investors 2004 L.L.C (5)		43,268	*	43,268	—	—
Koen	Aers	953	*	892	61	*
Ana	Amoretti	1,147	*	1,102	45	*
Max	Andersen	1,503	*	1,417	86	*
Dimitrios	Andreadis	1,648	*	1,575	73	*
Mark	Andres	1,609	*	1,575	34	*
Arjuna Technologies Limited (6)		47,720	*	47,720	—	—
Larry	Augustin (7)	6,721	*	6,721	—	—
Tom	Baeyens	6,845	*	6,431	414	*
Bela	Ban	25,859	*	25,199	660	*
Kevin	Barfield	373	*	310	63	*
Jan	Bartel	168	*	168	—	—
Christian	Bauer	3,540	*	3,272	268	*
Rob	Bearden	126,021	*	126,021	—	—
Tom	Benninger	266	*	241	25	*
Emmanuel	Bernard	550	*	455	95	*
Amit	Bhayani	204	*	155	49	*
Robert	Bickel (8)	160,654	*	160,654	—	—
Blake	Bowers	199	*	180	19	*
Daniel	Bradford	998	*	903	95	*
Adrian	Brock	44,488	*	43,566	922	*
Brookside Capital Partners Fund, L.P. (9)		65,450	*	65,450	—	—
Sylvia	Brophy	168	*	168	—	—
Paul Eric	Brown	929	*	865	64	*
William	Burke, Jr.	51,652	*	51,262	390	*
Ryan	Campbell	396	*	371	25	*
Chad	Carlisle	1,955	*	1,837	118	*

Name of Selling Stockholder (1)		Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
		Number	Percentage		Number	Percentage
Shaun	Connolly	7,174	*	6,583	591	*
Kevin	Conner	672	*	672	—	—
Thomas	Cooper	41,309	*	39,695	1,614	*
Jeffrey	Cramer	977	*	918	59	*
Charles	Crouch	354	*	322	32	*
Marshall	Culpepper	760	*	705	55	*
Francois	Déchery	1,941	*	1,680	261	*
William	DeCoste	420	*	328	92	*
Xavier	Delaporte	1,330	*	1,330	—	—
Christien	DeLashmutt	308	*	237	71	*
Thomas	Diesler	1,235	*	1,162	73	*
Christoph	Dreischner	323	*	280	43	*
Clifford	D’Souza	743	*	692	51	*
Janine	Eastwood	350	*	285	65	*
Steve	Ebersole	1,255	*	1,185	70	*
Tom	Elrod	2,168	*	2,068	100	*
Igor	Fedorenko	672	*	672	—	—
Ovidiu	Feodorov	1,720	*	1,653	67	*
Nathalie	Mason-Fleury (10)	466,561	*	466,561	—	—
Daniel	Fleury	712,439	*	712,439	—	—
Marc	Fleury (7), (11)	1,570,702	*	1,570,702	—	—
Jocelyn	Fragniere	175	*	147	28	*
Tobias	Frech	268	*	268	—	—
Edwin Pierre	Fricke, Jr.	1,314	*	1,037	277	*
Richard	Friedman	3,551	*	3,245	306	*
Rebecca	Goldstein	191	*	156	35	*
Michel	Goossens (7)	8,401	*	8,401	—	—
Bruce	Gordon	429	*	334	95	*
Jules	Gosnell	2,352	*	2,352	—	—
Jason	Greene	453	*	363	90	*
Tobias	Hartwig (7)	2,123	*	2,123	—	—
Jeffrey	Haynie	268	*	268	—	—
Daryl	Heinz	699	*	640	59	*
Thomas	Heute	977	*	918	59	*
Gregory	Hinkle	422	*	327	95	*
Stephen	Hobbs	17,087	*	17,087	—	—
Grady	Holbrook	457	*	365	92	*
Intel Capital Corporation (12)		47,151	*	47,151	—	—
Ivelin	Ivanov	4,015	*	3,858	157	*
Angela	Ivey	83	*	83	—	—
Olivier	Jann	184	*	157	27	*
Christoph Georg	Jung	1,781	*	1,781	—	—

Name of Selling Stockholder (1)		Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
		Number	Percentage		Number	Percentage
Kabir	Khan	913	*	830	83	*
Chris	Kimpton	268	*	268	—	—
Gavin	King	37,173	*	35,494	1,679	*
David	Knox	438	*	346	92	*
Sacha	Labourey (7)	195,126	*	195,126	—	—
Norbert	Lataille	436	*	436	—	—
Marc	Lee	787	*	787	—	—
Thomas	Leonard	35,877	*	34,654	1,223	*
Juha	Lindfors	39,478	*	38,841	637	*
Mark	Little	2,016	*	2,016	—	—
Michael Ruel	Loehr	217	*	169	48	*
Oleksiy	Lubyanskyy	5,741	*	5,698	43	*
Thibaut	Mallet	333	*	266	67	*
Matrix Partners VII, L.P. (13)		1,635,174	*	1,635,174	—	—
Remy	Maucherat	12,733	*	12,391	342	*
John	Mazzitelli	2,452	*	2,238	214	*
Joe	McGonnell	8,768	*	8,360	408	*
Bob	McWhirter	1,680	*	1,680	—	—
Nathan	Mealy	247	*	190	57	*
Frank	Merenda	680	*	621	59	*
Jeff	Miller	884	*	805	79	*
Andrig	Miller	1,221	*	1,221	—	—
Christopher	Mills	299	*	228	71	*
James	Moran	679	*	595	84	*
Rob	Morrison	647	*	560	87	*
Brian	Murdoch (7)	27,112	*	25,204	1,908	*
Martin	Musierowicz	1,260	*	1,260	—	—
Donald	Neely	434	*	339	95	*
Christian	Nelson	2,953	*	2,733	220	*
Mark	Newton	403	*	308	95	*
Andrew	Oliver	5,472	*	5,262	210	*
Thomas	Peuss	3,024	*	3,024	—	—
Pinnacle Ventures I Affiliates, L.P. (14)		607	*	607	—	—
Pinnacle Ventures I (Q) Equity Holdings, L.L.C. (14)		29,791	*	29,791	—	—
Katie	Poplin	581	*	546	35	*

Name of Selling Stockholder (1)		Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
		Number	Percentage		Number	Percentage
Laurence	Poussot	665	*	665	—	—
Mark	Proctor	1,680	*	1,680	—	—
Matthew	Quinlan	1,236	*	1,166	70	*
Steven	Raby (7)	3,382	*	3,203	179	*
Emilie	Ray	293	*	275	18	*
David	Rea	787	*	747	40	*
Francisco	Reverbel	3,024	*	3,024	—	—
Norman	Richards	1,277	*	1,210	67	*
Noel	Rocher	549	*	525	24	*
Lawrence	Rosen	5,965	*	5,965	—	—
Roy	Russo	395	*	373	22	*
Seth	Ryan	357	*	292	65	*
Benjamin	Sabrin	109,314	*	109,314	—	—
Andrew	Sacks	709	*	646	63	*
Anil	Saldhana	1,189	*	1,116	73	*
William	Sengstacken	373	*	249	124	*
Sohil	Shah	433	*	341	92	*
Shawn	Sickler	839	*	798	41	*
Damon	Sicore	706	*	643	63	*
Stan	Silvert	1,122	*	1,075	47	*
Norm	Smith	3,370	*	3,229	141	*
Donald Cary	Smith (7), (15)	43,053	*	41,586	1,467	*
Scott	Stark (7)	485,242	*	485,242	—	—
Subramaniam	Satyamoorthy (7)	1,394	*	1,299	95	*
Clebert	Suconic	1060	*	965	95	*
Luc	Texier	1,200	*	1,089	111	*
Gail	Tolbert	656	*	656	—	—
Mladen	Turk	1,467	*	1,378	89	*
Julien	Viet	5,296	*	5,176	120	*
Victor	Vogel	318	*	249	69	*
Wieland	Volkert	15,158	*	15,158	—	—
Ben	Wang	2,585	*	2,520	65	*
Weston & Co. VII LLC (16)		6,814	*	6,814	—	—
Gregory	Wilkins	268	*	268	—	—
James	Williams	324	*	255	69	*
Tom	Wix	4,434	*	4,240	194	*
Alizah	Wolfe	286	*	234	52	*
Juntao	Yuan	723	*	662	61	*

*	Less than one percent.

(1)	Except for the following, each of the individuals listed as a selling stockholder is an employee or former employee of Red Hat, Inc. and/or JBoss, Inc. or its subsidiaries: Michel Goossens,

Lawrence Rosen, Jan Bartel, Igor Fedorenko, Daniel Fleury, Tobias Frech, Jeffrey Haynie, Robert McWhirter, Chris Kimpton, Norbert Lataille, and Christoph Georg Jung.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus (including shares held by certain key employees that are subject to contractual lockups in connection with their employment agreements with Red Hat) will be held by the selling stockholders.

(3)	The general partner of Accel VIII L.P. is Accel VIII Associates L.L.C., and the managing members of the general partner are James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, James R. Swartz and J. Peter Wagner.

(4)	The general partner of Accel Internet Fund IV L.P. is Accel VIII Associates L.L.C., and the managing members of the general partner are James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, James R. Swartz and J. Peter Wagner.

(5)	The managing members of Accel Investors 2004 L.L.C. are James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta, James R. Swartz and J. Peter Wagner.

(6)	Steve Caughey has voting and investment power over the shares held by Arjuna Technologies Limited.

(7)	Directors or former directors of JBoss, Inc. or its subsidiaries.

(8)	Includes shares held as to which voting and/or investment power is shared through joint ownership with Marlise Bickel.

(9)	Domenic Ferrante is the managing member of Brookside Capital Management, LLC, which is the sole general partner of Brookside Capital Investors, L.P., which is the general partner of Brookside Capital Partners Fund, L.P.

(10)	Includes 288,254 shares held by the Nathalie Mason-Fleury 2006 A GRAT, 14,416 shares held by the Nathalie Mason-Fleury 2006 B GRAT, and 14,416 shares held by the Nathalie Mason-Fleury 2006 C GRAT. Nathalie Mason-Fleury, as Trustee, has sole voting and investment power over the shares held by the Nathalie Mason-Fleury 2006 A GRAT, the Nathalie Mason-Fleury 2006 B GRAT, and the Nathalie Mason-Fleury 2006 C GRAT.

(11)	Includes 288,254 shares held by the Marc Fleury 2006 GRAT. Marc Fleury, as Trustee, has sole voting and investment power over the shares held by the Marc Fleury 2006 GRAT.

(12)	Red Hat, Inc. and its affiliates are party to commercial and technical agreements with Intel Corporation, the parent company of Intel Capital Corporation, and/or its affiliates. Ravi Jacob exercises voting and investment power over the securities beneficially owned by Intel Capital Corporation.

(13)

Matrix VII Management Co., L.L.C. (“Matrix VII LLC”) is the general partner of Matrix Partners VII, L.P. (“Matrix VII”). Mr. David Skok is a managing member of Matrix VII LLC and has sole voting and dispositive authority with respect to shares held of record by Matrix VII. Matrix VII LLC and Mr. Skok disclaim beneficial ownership of these shares, except to the extent of pecuniary interests therein, and the reporting herein of such shares shall not be construed as an admission that either is the beneficial owner of any such shares for purposes of Section 16 of the Exchange Act or for any other purpose.

(14)	The general partner of Pinnacle Ventures I Affiliates, L.P. and Pinnacle Ventures I (Q) Equity Holdings, L.L.C. is Pinnacle Ventures Management I, L.L.C. Kenneth R. Pelowski and Robert A. Curley, Jr. are the managing members of Pinnacle Ventures Management I, L.L.C.

(15)	Includes shares held as to which voting and/or investment power is shared through joint ownership with Julie Smith.

(16)	Weston & Co VII LLC (“Weston VII”) consists of a group of holders for whom Weston VII serves as nominee. Matrix Partners Management Services, L.P. (“MPMS”) is the sole member of Weston VII, and Matrix Partners Management Services GP, LLC. (“MPMS GP”) is the general partner of MPMS. Mr. David Skok is an authorized member of MPMS GP, and as such, he may exercise certain rights regarding the Weston VII shares in accordance with instructions provided by the beneficial owners. MPMS, MPMS GP, and Mr. Skok each disclaim beneficial ownership of these shares, and the reporting herein of such shares shall not be construed as an admission that either MPMS, MPMS GP, or Mr. Skok is a beneficial owner of any such shares for purposes of Section 16 of the Exchange Act or for any other purpose.

Except as described in the table above and the related footnotes, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years. In connection with our acquisition of JBoss, Inc., we entered into employment agreements with Robert Bearden, formerly Chief Operating Officer of JBoss, Inc., Adrian Brock, formerly Chief Scientist of JBoss, Inc., William Burke, formerly Chief Architect of JBoss, Inc., Marc Fleury, formerly Chief Executive Officer and President of JBoss, Inc., Gavin King, formerly Consultant of JBoss, Inc., Nathalie Mason-Fleury, formerly Public Relations Director and President of JBoss, Inc., and Scott Stark, formerly Vice President of Development of JBoss, Inc., under which each agreed to perform certain services for us.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

•	in privately negotiated transactions;

•	in options transactions; and

•	by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Some of the underwriters or deemed underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders and each of their respective directors, officers and affiliates against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) June 2, 2007. Notwithstanding the foregoing obligations, we may, under specified circumstances, suspend the use of the registration statement, or any amendments or supplement thereto.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated balance sheets of Red Hat as of February 28, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 28, 2006, and management’s report on the effectiveness of internal control over financial reporting, have been incorporated by reference in this prospectus and in the registration statement from our Annual Report on Form 10-K for the year ended February 28, 2006, in reliance upon the report of PricewaterhouseCoopers LLP, registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

1.	Our Annual Report on Form 10-K for the year ended February 28, 2006 filed with the SEC on May 12, 2006;

2.	Our Current Report on Form 8-K filed with the SEC on April 10, 2006;

3.	Our Current Report on Form 8-K filed with the SEC on June 8, 2006;

4.	The description of our common stock contained in our Registration Statement on Form 8-A dated June 4, 1999, as updated by our Current Report on Form 8-K filed with the SEC on March 4, 2004.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

Attention: Investor Relations

Telephone: (919) 754-3700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Red Hat (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$18,181
Legal fees and expenses	30,000
Accounting fees and expenses	5,000
Miscellaneous expenses	5,000

Total expenses	$58,181

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article EIGHTH of our Third Restated Certificate of Incorporation, as amended, provides that no director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, the provision does not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision applies to or has any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
2.1	Agreement and Plan of Merger, dated as of April 7, 2006, among Red Hat, Inc., DaVinci-Matterhorn, Inc., Matterhorn-DaVinci, LLC, JBoss, Inc. and the Stockholder Representative (as defined therein) (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 8, 2006).

4.1	Third Amended and Restated Certificate of Incorporation, as amended, of the Registrant.

4.2	Amended and Restated By-laws, as amended, of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 14, 2000 (File no. 333-94775)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	Power of Attorney (See page II-5 of this Registration Statement).

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on June 23, 2006.

Red Hat, Inc.

By:	/s/ Charles E. Peters, Jr.
Charles E. Peters, Jr.
Executive Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Red Hat, Inc. hereby severally constitute and appoint Charles E. Peters, Jr. and Michael R. Cunningham, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Red Hat, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MATTHEW J. SZULIK Matthew J. Szulik	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)	June 23, 2006

/s/ CHARLES E. PETERS, JR. Charles E. Peters, Jr.	Executive Vice President and Chief Financial Officer (principal financial officer)	June 23, 2006

/s/ GABRIELA GONZALEZ Gabriela Gonzalez	Controller (principal accounting officer)	June 23, 2006

/s/ W. STEVE ALBRECHT W. Steve Albrecht	Director	June 23, 2006

/s/ MARYE ANNE FOX, PH.D. Marye Anne Fox, Ph.D.	Director	June 14, 2006

/s/ NARENDRA GUPTA Narendra Gupta	Director	June 23, 2006

/s/ WILLIAM S. KAISER William S. Kaiser	Director	June 23, 2006

/s/ EDWARD KOZEL Edward Kozel	Director	June 14, 2006

/s/ EUGENE MCDONALD Eugene McDonald	Director	June 23, 2006

/s/ HENRY HUGH SHELTON Henry Hugh Shelton	Director	June 16, 2006

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1	Agreement and Plan of Merger, dated as of April 7, 2006, among Red Hat, Inc., DaVinci-Matterhorn, Inc., Matterhorn-DaVinci, LLC, JBoss, Inc. and the Stockholder Representative (as defined therein) (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 8, 2006).

4.1	Third Amended and Restated Certificate of Incorporation, as amended, of the Registrant.

4.2	Amended and Restated By-laws, as amended, of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on January 14, 2000 (File no. 333-94775)).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (See page II-5 of this Registration Statement).